Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Rocky Shoes & Boots, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of Rocky Shoes & Boots, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Columbus, Ohio
April 5, 2006